Exhibit 99.1

NEWS RELEASE

For Immediate Release

Contact:	Christian S. Schade Senior VP and CFO Phone: 609-430-2880	Laura S. Choi Investor Relations Phone: 609-430-2880, x2216	Jean Mantuano Corporate Communications (media) Phone: 609-430-2880, x2221

Medarex Announces 2003 Second Quarter Financial Results

Princeton, N.J.; August 12, 2003 – Medarex, Inc. (Nasdaq: MEDX) announced today its financial results for the three-month period ended June 30, 2003. During this period, Medarex’s net loss was $29.1 million or ($0.37) per share. This compares to a net loss of $48.0 million or ($0.65) per share for the same period in 2002.

Total revenues for the second quarter of 2003 were $2.3 million as compared to $8.1 million for the second quarter of 2002. Interest and dividend income for the second quarter of 2003 was $3.1 million as compared to $4.8 million for the second quarter of 2002.

Total research and development (R&D) and general and administrative (G&A) expenses for the second quarter of 2003 increased by $4.8 million, from $24.1 million for the same period in 2002 to $28.9 million in 2003. R&D expenses for the second quarter of 2003 increased by $5.4 million, from $18.4 million for the same period in 2002 to $23.8 million in 2003. This increase in R&D expense was primarily attributable to increased personnel costs and license fees, as well as costs to support Medarex’s product pipeline. G&A expenses decreased by $0.6 million for the second quarter of 2003, from $5.8 million for the same period in 2002 to $5.2 million in 2003.

Equity in net loss of affiliate, a non-cash expense, for the second quarter of 2003 decreased by $0.5 million, from $3.7 million for the same period in 2002 to $3.2 million in 2003. This decrease reflects Medarex’s share (approximately 31%) of Genmab A/S’s net loss which is accounted for using the equity method.

Medarex ended the second quarter of 2003 with approximately $303.7 million in cash, cash equivalents and marketable securities. In addition, the book value of Medarex’s equity units in IDM S.A. is approximately $48.2 million, and the market value of Medarex’s equity interest in Genmab at the end of the second quarter of 2003 was approximately $55.3 million. Reported cash, cash equivalents and marketable securities amounts do not include the proceeds from the $125 million convertible senior note financing completed in July 2003.

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Medarex 2003 Second Quarter Financial Results

Significant Medarex events during the second quarter of 2003 included:

•	Presenting at the 2003 American Society of Clinical Oncology (ASCO) meeting Phase II clinical trial data for MDX-010 in combination with a gp100 peptide vaccine that indicated an objective response rate of 21% (which included two complete tumor responses) in the initial cohort of 14 patients with metastatic melanoma;

•	Presenting at the 2003 ASCO meeting Phase I/II clinical trial data for MDX-010 where 13 of 19 patients with resected metastatic melanoma (stages III/IV), and at high risk for disease relapse, were disease-free following treatment with MDX-010 in combination with another melanoma peptide vaccine;

•	Announcing the publication of two separate peer-reviewed journal articles on the anti-tumor activity of MDX-010 as a potential immunotherapy in metastatic melanoma and ovarian cancer in the Proceedings of the National Academy of Sciences (PNAS);

•	Filing of an Investigational New Drug (IND) application with the FDA to initiate a Phase I/II clinical trial of MDX-010 in HIV;

•	Announcing the commencement of a Phase I clinical trial by Novartis Pharma AG for a second UltiMAbSM antibody targeting autoimmune disease;

•	Entering into a collaboration with Pfizer, Inc. for the development of fully human therapeutic antibodies;

•	Collaborating with Massachusetts Biologic Laboratories to jointly develop and commercialize fully human antibody therapeutics to severe acute respiratory syndrome or SARS; and

•	Entering into agreements with Diatos SA and Amrad Corporation Limited for the research and development of potentially new fully human antibodies for the treatment of serious diseases like cancer and asthma.

“We were pleased to be able to announce such promising clinical data for MDX-010 in the second quarter, and we look forward to additional data from our ongoing Phase II trials with MDX-010 in the second half of 2003,” said Donald L. Drakeman, president and CEO of Medarex.

Subsequent events in the third quarter of 2003 include:

•	The completion of a $125 million 4.25% convertible senior note offering;

•	The addition of Steven A. Fishkoff, M.D., previously responsible for the development of HUMIRA™ (adalimumab) at Abbott Laboratories, as Vice President, Clinical Science at Medarex; and

•	The filing of a clinical trial application for HuMax-EGFR, a fully human antibody being developed by Genmab A/S, for head and neck cancer, bringing the total number of antibodies derived from Medarex technology in clinical development to 12.

Medarex is a biopharmaceutical company focused on the discovery and development of therapeutics to treat life-threatening and debilitating diseases. Medarex’s UltiMAb Human Antibody Development SystemSM is a unique combination of human antibody technologies that Medarex believes enables the rapid creation and development of fully human antibodies for a wide range of potential disease targets for therapeutic antibody products, including products for the treatment of cancer, inflammation, autoimmune and infectious diseases. Medarex’s product pipeline is based on a variety of therapeutic antibody products developed through the use of its

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Medarex 2003 Second Quarter Financial Results

UltiMAb™ technology. Medarex creates and develops fully human antibodies for itself and others, offering a full range of antibody related capabilities, including pre-clinical and clinical development supported by cGMP manufacturing services. For more information about Medarex, visit its Web site at www.medarex.com.

Except for the historical information presented herein, matters discussed herein may constitute forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Statements that are not historical facts, including statements preceded by, followed by, or that include the words “potential”; “believes”; “anticipates”; “intends”; “plans”; “expects”; “estimates”; “could”; or similar statements are forward-looking statements. Medarex disclaims, however, any intent or obligation to update these forward-looking statements. Risks and uncertainties include risks associated with product discovery and development as well as risks detailed from time to time in Medarex’s public disclosure filings with the U.S. Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and subsequent Quarterly Reports on Form 10-Q. There can be no assurance that such development efforts will succeed, that such products will receive required regulatory clearance or that, even if such regulatory clearance were received, such products would ultimately achieve commercial success. Copies of Medarex’s public disclosure filings are available from its investor relations department.

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Medarex®, the Medarex logo, UltiMAbSM and UltiMAb Human Antibody Development SystemSM are trademarks and service marks of Medarex, Inc. All rights are reserved.

HUMIRA™ is a trademark of Abbott Laboratories.

(See attached table.)

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Medarex 2003 Second Quarter Financial Results

MEDAREX, INC.

Consolidated Statements of Operations

(unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Sales	$—	576	$25	$2,984
Contract and license revenues	2,251	7,508	6,190	15,871

Total revenues	2,251	8,084	6,215	18,855
Costs and expenses:
Cost of sales	—	329	3	1,806
Research and development	23,750	18,361	47,276	35,615
General and administrative	5,198	5,778	10,882	11,196
Write-off of facility costs	—	11,266	—	11,266
Acquisition of in-process technology	—	16,312	—	16,312

Operating loss	(26,697)	(43,962)	(51,946)	(57,340)
Equity in net loss of affiliate	(3,187)	(3,676)	(6,941)	(7,265)
Interest and dividend income	3,083	4,751	5,715	9,697
Impairment loss on investments	—	(2,491)	—	(4,091)
Additional payments related to asset acquisition	—	(281)	(86)	(281)
Interest expense	(2,310)	(2,309)	(4,618)	(4,527)

Loss before provision for income taxes	(29,111)	(47,968)	(57,876)	(63,807)
Provision for income taxes	14	—	42	—

Loss before cumulative effect of change in accounting principle	(29,125)	(47,968)	(57,918)	(63,807)
Cumulative effect of change in accounting principle	—	—	(830)	—

Net loss	$(29,125)	$(47,968)	$(58,748)	$(63,807)

Basic and diluted net loss per share:
Loss before cumulative effect of change in accounting principle	$(0.37)	$(0.65)	$(0.74)	$(0.86)
Cumulative effect of change in accounting principle	—	—	(0.01)	—

Net loss	$(0.37)	$(0.65)	(0.75)	$(0.86)

Weighted average number of common shares outstanding during the year—basic and diluted	77,969	74,269	77,969	74,141

Condensed Consolidated Balance Sheets
(In thousands)
		June 30,	December 31,
		2003	2002
		(unaudited)	(1)
Cash, cash equivalents and marketable securities		$303,668	$350,046
Other current assets		6,844	10,143
Property, buildings and equipment, net		97,138	97,311
Investments in, and advances to affiliate and partners		77,434	81,387
Other assets		9,005	10,164

		$494,089	$549,051

Current liabilities		$17,159	$20,709
Other liabilities		3,262	1,199
Convertible subordinated notes		175,000	175,000
Shareholders’ equity		298,668	352,143

		$494,089	$549,051

(1)	Derived from December 31, 2002 audited financial statements. For further information, refer to the financial statements and footnotes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.